Exhibit Index

EXHIBIT NO. (99) Press release, dated January 27, 2005 issued by Franklin Electric Co., Inc.

EXHIBIT 99

ADDITIONAL EXHIBITS

Press Release

For Immediate Release	For Further Information
Refer to: Thomas J. Strupp
260-824-2900

FRANKLIN ELECTRIC COMPANY
REPORTS RECORD INCOME AND SALES
FOR THE FOURTH QUARTER AND FISCAL YEAR OF 2005

Bluffton, Indiana - January 27, 2006 -- Franklin Electric Co., Inc. (NASDAQ:FELE) reported record diluted earnings per share of $1.98 for fiscal 2005, an increase of 20 percent compared to 2004 earnings per share of $1.65 and net income was a record $46.0 million, an increase of 21 percent compared to last year’s $38.1 million. The Company reported diluted earnings per share for the fourth quarter of $0.58, a 23 percent increase from $0.47 for the fourth quarter of 2004. Fourth quarter 2005 net income was a record $13.4 million, an increase of 22 percent from $11.0 million for the same period a year ago.

Sales for fiscal year 2005 were a record $439.6 million, an increase of $35.3 million or 9 percent compared to 2004 sales of $404.3 million. Incremental sales related to acquisitions for fiscal year 2005 were about $17.5 million or 4 percent of sales. The majority of the sales growth from acquisitions resulted from the JBD, Inc. (the former Jacuzzi Brand) pump company. Sales growth was benefited by price realization gains and solid organic growth in Water Systems pump unit shipments. Water Systems product sales worldwide were up about 10 percent for fiscal year 2005 compared to 2004. Sales increased across all of our Water Systems product categories during the year including submersible motors, pumps, and drives and controls. Fueling Systems product sales worldwide were up slightly compared to the prior year, mostly because of strong new product sales in the fourth quarter. These included the acquisition of Phil-Tite Enterprises, a manufacturer of fuel containment equipment, our new UL 971 approved flexible pipe, and our new modular, multi-language, electronic fuel station management platform.

Fourth quarter sales were a record $114.5 million, an increase of $6.9 million or 6 percent for the same quarter of 2004. The fourth quarter of 2004 included the JBD, Inc. acquisition which closed in October 2004. Foreign currencies, particularly the euro, weakened relative to the U.S. dollar since the fourth quarter of 2004. The impact of this change in exchange rates was a $2.4 million decrease in the Company’s reported fourth quarter 2005 sales compared to the same period in 2004. The sales decrease related to currency translation was more than offset by unit volume increases for both Water Systems and Fueling Systems products as well as price realization gains in the quarter.

For fiscal year 2005, operating earnings were $70.4 million, up $10.7 million or 18 percent compared to $59.8 million a year ago. The improvement in operating earnings was primarily driven by the record sales as well as reduced manufacturing cost from the Company’s growing production base in Mexico, The Czech Republic and China. These improvements were partially offset by higher commodity costs and increased fixed costs incurred in connection with the Company’s channel strategy change for Water Systems product distribution. Operating earnings for the fourth quarter of 2005 were $20.3 million, an increase of 18 percent compared to $17.1 million a year ago. The improvement was primarily attributable to the record sales level and the reduced global manufacturing costs.

R. Scott Trumbull, Chairman and Chief Executive Officer, stated, “The people of Franklin Electric achieved record sales and earnings and made solid progress on our most important strategic initiatives. Our revenues grew across all of our product lines as we diversified our customer base by selling directly to a growing list of distributors. We also diversified our Water Systems product offering by successfully introducing three new pump brands. Largely as a result of these Water Systems brand introductions, we enter 2006 with strong sales growth momentum. We have an attractive pipeline of new products which will rollout during 2006 and will help us to sustain this momentum. The Company is also well positioned for best quality and best cost with the completion of the first phase of our previously announced Global Manufacturing Realignment Program. The ramp-up of our new manufacturing plants in Mexico, The Czech Republic and China continues and initiatives to improve our overall product cost structure and quality will be a cornerstone of our long-term competitive strategy. Finally, Franklin enters 2006 with a strong balance sheet that positions us to capitalize on strategic opportunities within our consolidating global markets.”

In the third quarter of 2003, the Company announced the first phase of its ongoing Global Manufacturing Realignment Program; a program that is resulting in a shift of a significant amount of production to lower cost regions of the world as well as consolidating certain manufacturing operations. The Company originally projected it would incur approximately $10 million of pre-tax restructuring expenses on the first phase. This phase of the ongoing program resulted in actual pre-tax restructuring expense of $7.5 million over the two year period. The first phase of the Realignment Program is considered substantially complete at the end of 2005.

Franklin Electric is a global leader in the production and marketing of groundwater and fuel pumping systems and is a technical leader in submersible motors, drives controls, and monitoring devices.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward looking statements contained herein involve risks and uncertainties, including but not limited to, general economic and currency conditions, various conditions specific to the Company’s business and industry, market demand, competitive factors, changes in distribution channels, supply constraints, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements.

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Fourth Quarter Ended		Fiscal Year Ended
	Dec. 31,	Jan. 1,	Dec. 31,	Jan. 1,
	2005	2005	2005	2005

Net sales	$114,545	$107,618	$439,559	$404,305

Cost of sales	73,953	71,621	291,745	274,120

Gross profit	40,592	35,997	147,814	130,185

Selling and administrative expenses	20,128	17,011	75,448	64,867

Restructuring expense	171	1,860	1,920	5,536

Operating income	20,293	17,126	70,446	59,782

Interest expense	(213)	(126)	(766)	(488)
Other income	655	121	1,200	219
Foreign exchange gain / (loss)	6	(146)	213	(479)

Income before income taxes	20,741	16,975	71,093	59,034

Income taxes	7,334	6,021	25,084	20,951

Net income	$13,407	$10,954	$46,009	$38,083

Net income per share:
Basic	$0.60	$0.50	$2.07	$1.73
Diluted	$0.58	$0.47	$1.98	$1.65

Weighted average shares and equivalent
shares outstanding:
Basic	22,458	22,021	22,229	21,968
Diluted	23,284	23,202	23,181	23,033

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	Dec. 31,	Jan. 1,
	2005	2005

ASSETS:

Cash and equivalents	$52,136	$50,604
Investments	35,988	-
Receivables	30,165	39,312
Inventories	70,381	62,442
Other current assets	14,350	13,784
Total current assets	203,020	166,142

Property, plant and equipment, net	95,732	95,924
Goodwill and other assets	81,010	71,407
Total assets	$379,762	$333,473

LIABILITIES AND SHAREOWNERS' EQUITY:

Current maturities of long-term
debt and short-term borrowings	$1,303	$1,304
Accounts payable	26,409	16,594
Accrued liabilities	36,310	36,547
Total current liabilities	64,022	54,445

Long-term debt	12,324	13,752
Deferred income taxes	4,296	6,304
Employee benefit plan obligations	25,830	18,801
Other long-term liabilities	5,728	5,838

Shareowners' equity	267,562	234,333
Total liabilities and shareowners' equity	$379,762	$333,473

FRANKLIN ELECTRIC CO., INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)	Dec. 31,	Jan. 1,
	2005	2005

Cash flows from operating activities:
Net income	$46,009	$38,083
Adjustments to reconcile net income to net
cash flows from operating activities:
Depreciation and amortization	14,971	15,143
Deferred income taxes	284	1,219
Loss on disposals of plant and equipment	174	187
Changes in assets and liabilities:
Receivables	7,354	(1,243)
Inventories	(10,642)	(1,167)
Accounts payable and other accrued expenses	14,006	7,305
Employee benefit plans	2,420	(3,491)
Other, net	(412)	1,471
Net cash flows from operating activities	74,164	57,507
Cash flows from investing activities:
Additions to plant and equipment	(17,845)	(21,110)
Proceeds from sale of plant and equipment	1,073	29
Additions to other assets	(2,184)	(10)
Purchases of securities	(236,773)	-
Proceeds from sale of securities	200,785	-
Cash paid for acquisitions, net of cash acquired	(8,509)	(9,307)
Net cash flows from investing activities	(63,453)	(30,398)
Cash flows from financing activities:
Repayment of long-term debt	(1,280)	(1,553)
Proceeds from issuance of common stock	14,298	4,110
Purchases of common stock	(13,775)	(3,091)
Reduction of loan to ESOP Trust	233	232
Dividends paid	(8,447)	(6,815)
Net cash flows from financing activities	(8,971)	(7,117)
Effect of exchange rate changes on cash	(208)	650
Net change in cash and equivalents	1,532	20,642
Cash and equivalents at beginning of period	50,604	29,962
Cash and equivalents at end of period	$52,136	$50,604